Exhibit 99.1

Report of Independent Auditors

To the Board of Directors of Minera Santa Cruz S.A.:

We have audited the accompanying financial statements of Minera Santa Cruz S.A. which comprise the statements of financial position as at December 31, 2016 and 2015, and the related statements of profit(loss) and other comprehensive profit(loss), changes in equity and cash flows for each of the three years  in the period ended December 31, 2016,  and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Minera Santa Cruz S.A. as of December 31, 2016 and 2015, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2016, in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

City of Buenos Aires, Argentina

June 6,  2017

PISTRELLI, HENRY MARTIN Y ASOCIADOS S.R.L Member of Ernst & Young Global

/S/ ENRIQUE GROTZ
Partner

Minera Santa Cruz S.A.

Statement of profit (loss) and other comprehensive profit (loss)

For the years ended 31 December 2016, 2015 and 2014

	Notes	2016 US$000	2015 US$000	2014 US$000
Revenue	3	235,960	186,097	213,013
Cost of sales	4	(168,350)	(153,079)	(159,936)
Gross profit		67,610	33,018	53,077
Administrative expenses	5	(8,538)	(7,463)	(8,855)
Exploration expenses	6	(1,840)	(1,397)	(1,638)
Selling expenses	7	(10,352)	(19,708)	(24,648)
Other income	9	21,784	3,019	1,593
Other expenses	9	(7,333)	(2,667)	(6,147)
Profit before net finance income (costs), foreign exchange (loss) gain and income tax		61,331	4,802	13,382
Finance income	10	1,113	171	470
Finance costs	10	(2,554)	(4,082)	(5,965)
Foreign exchange (loss) gain		(2,426)	1,803	(1,121)
Profit before income tax		57,464	2,694	6,766
Income tax expense	22	(22,202)	(12,985)	(10,763)
Profit (Loss) for the year		35,262	(10,291)	(3,997)
Total comprehensive profit (loss) for the year		35,262	(10,291)	(3,997)

The accompanying notes are an integral part of these financials statements.

Minera Santa Cruz S.A.

Statement of financial position

As at  31 December 2016 and 2015

	Notes	As at 31 December 2016 US$000	As at 31 December 2015 US$000
ASSETS
Non-current assets		216,127	225,430
Property, plant and equipment	11	176,491	197,487
Evaluation and exploration assets	12	8,820	11,076
Intangible assets	13	9,400	10,402
Trade and other receivables	14	21,416	6,465

Current assets		107,195	90,553
Inventories	15	25,298	33,689
Trade and other receivables	14	47,409	45,424
Cash and cash equivalents	17	34,488	11,440

Total assets		323,322	315,983
EQUITY AND LIABILITIES
Capital and reserves		181,658	181,056
Equity share capital	21	110,132	110,132
Other reserves		129,139	151,829
Retained earnings		(57,613)	(80,905)

Non-current liabilities		78,071	90,519
Trade and other payables	18	354	56
Provisions	20	25,977	30,834
Deferred income tax liabilities	22	51,740	59,629

Current liabilities		63,593	44,408
Trade and other payables	18	60,372	33,230
Other financial liabilities	16	697	624
Borrowings	19	2,524	10,554

Total liabilities		141,664	134,927
Total equity and liabilities		323,322	315,983

The accompanying notes are an integral part of these financials statements.

Minera Santa Cruz S.A.

Statement of cash flows

For the years ended 31 December 2016, 2015 and 2014

		Year ended 31 December
	Notes	2016 US$000	2015 US$000	2014 US$000
Cash flows from operating activities
Profit (Loss) for the year		35,262	(10,291)	(3,997)
Deferred income tax		(7,889)	8,311	1,064
Current income tax		30,091	4,674	9,699
Non-cash adjustment to reconcile loss for the year to net cash flows
Depreciation of property, plant and equipment	11	52,924	45,192	46,817
Amortisation and depreciation of evaluation and exploration and intangible assets	12, 13	1,058	1,013	1,185
Disposal of property, plant and equipment	11	288	149	718
Provision of contingencies		480	129	1,144
Supplies obsolescence	9	405	76	273
Export refunds	9	(17,327)	(2,743)	(1,386)
Valued Added Tax (VAT) write-off	9	1,201	779	71
Discount of assets	10	1,449	443	1,623
Working capital adjustments
(Increase) Decrease in trade and other receivables		(2,259)	22,531	285
Decrease (Increase) in inventories		7,986	(6,144)	3,182
(Decrease) Increase in trade payables		(6,970)	(21,478)	6,856
Increase (Decrease) in financial liabilities		73	(361)	(349)
Increase (Decrease) in other payables		6,245	(1,947)	358
Net cash flows generated from operating activities		103,017	40,333	67,543
Investing activities
Purchase of property, plant and equipment, evaluation and exploration and intangible assets	11,12,13	(35,220)	(38,394)	(50,942)
Net cash flows used in investing activities		(35,220)	(38,394)	(50,942)
Financing activities
(Decrease) of borrowings		(8,030)	(3,289)	(10,279)
Dividends paid	23	(36,719)	(1,122)	(20,513)
Net cash flows used in financing activities		(44,749)	(4,411)	(30,792)
Net increase (decrease) in cash and cash equivalents during the year		23,048	(2,472)	(14,191)
Cash and cash equivalents at beginning of year		11,440	13,912	28,103
Cash and cash equivalents at end of year	17	34.488	11,440	13,912

The accompanying notes are an integral part of these financials statements.

Minera Santa Cruz S.A.

Statement of changes in equity

For the years ended 31 December 2016, 2015 and 2014

	Notes	Equity share capital US$000	Legal reserve US$000	Other reserves US$000	Currency translation adjustment US$000	Total other reserves US$000	Retained earnings US$000	Total equity US$000
Balance at 1 January 2014		110,132	9,933	114,405	2,685	127,023	(26,992)	210,163
Dividends	23	-	-	(3,571)	-	(3,571)	(11,248)	(14,819)
Legal reserve		-	1,029	-	-	1,029	(1,029)	-
Other reserves		-	-	8,296	-	8,296	(8,296)	-
Loss for the year		-	-	-	-	-	(3,997)	(3,997)
Balance at 31 December 2014		110,132	10,962	119,130	2,685	132,777	(51,562)	191,347
Dividends	23	-	-	-	-	-	-	-
Legal reserve		-	953	-	-	953	(953)	-
Other reserves		-	-	18,099	-	18,099	(18,099)	-
Loss for the year		-	-	-	-	-	(10,291)	(10,291)
Balance at 31 December 2015		110,132	11,915	137,229	2,685	151,829	(80,905)	181,056
Dividends	23	-	-	(34,660)	-	(34,660)	-	(34,660)
Legal reserve		-	598	-	-	598	(598)	-
Other reserves		-	-	11,372	-	11,372	(11,372)	-
Profit for the year		-	-	-	-	-	35,262	35,262
Balance at 31 December 2016		110,132	12,513	113,941	2,685	129,139	(57,613)	181,658

The accompanying notes are an integral part of these financials statements.

Minera Santa Cruz S.A.

Notes to the financial statements (continued)

For the year ended 31 December 2016, 2015 and 2014

1. Company information

Minera Santa Cruz S.A. (the “Company” or “MSC”) was incorporated in 2001. The Company is a limited company incorporated and domiciled in Sargento Cabral 124, Comodoro Rivadavia, Chubut, Argentina.

The Company’s principal business is the mining, processing and sale of silver and gold.  Information on the parent is presented in Note 24.

For management purposes, the Company is organized into one business unit; therefore there is only one reporting segment according to IFRS 8, ‘Operating Segments’.

The financial statements of Minera Santa Cruz S.A. for the years ended 31 December 2016, 2015 and 2014 were authorised for issue in accordance with a resolution of the directors on 6 June 2017.

2. Basis of preparation and significant accounting policies

2.A Basis of preparation

2.A.1 Overview

The financial statements have been prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB).

The basis of preparation and accounting policies used in preparing the financial statements as of 31 December 2016, 2015 and 2014 and for the years then ended are set out below. The financial statements have been prepared on a historical cost basis, except for derivative financial instruments which have been measured at fair value.

The financial statements are presented in US dollars and all values are rounded to the nearest thousand (US$ thousand), except where otherwise indicated

2.A.2 Foreign currencies

The Company’s financial information is presented in US dollars, which is the Company’s functional currency. The functional currency for the Company is determined by the currency of the primary economic environment in which it operates.

Transactions denominated in currencies other than the functional currency of the entity are initially recorded in the functional currency using the exchange rate prevailing at the date of the transaction.

Monetary assets and liabilities denominated in foreign currencies are remeasured at the exchange rate prevailing at the statement of financial position date. Exchange gains and losses on settlement of foreign currency transactions which are translated at the rate prevailing at the date of the transactions, or on the translation of monetary assets and liabilities which are translated at period-end exchange rates, are recorded in the income statement.

Non-monetary assets and liabilities denominated in foreign currencies that are stated at historical cost are translated to the functional currency at the foreign exchange rate prevailing at the date of the transaction. Non monetary items measured at fair value in a foreign currency are translated using the exchange rates at the date when the fair value was determined

2.B Significant accounting judgments, estimates and assumptions

The preparation of the Company´s financial statements requires management to make judgments, estimates and assumptions that affect the reported amounts of revenues, expenses, assets and liabilities, and the accompanying disclosures, and the disclosure of contingent liabilities. Uncertainty about these assumptions and estimates could result in outcomes that require a material adjustment to the carrying amount of the asset or liability affected in future periods.  The key assumptions concerning the future and other key sources of estimation uncertainty at the reporting date, that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year, are described below. The Company based its assumptions and estimates on parameters available when the financial statements were prepared. Existing circumstances and assumptions about future developments, however, may change due to market changes or circumstances arising beyond the control of the Company. Such changes are reflected in the assumptions when they occur.  Significant areas of estimation uncertainty and critical judgments made by management in preparing the financial statements include:

Significant estimates:

•	Determination of useful lives of assets for depreciation and amortisation purposes – Note 2.E (c), (d) and (f).

Estimates are required to be made by management as to the useful lives of assets. For depreciation calculated under the units-of-production method, estimated recoverable reserves and resources are used in determining the depreciation and/or amortisation of mine-specific assets. This results in a depreciation/amortisation charge proportional to the depletion of the anticipated remaining life-of-mine production. Each item’s life, which is assessed annually, has regard to both its physical life limitations and to present

Minera Santa Cruz S.A.

Notes to the financial statements (continued)

For the year ended 31 December 2016, 2015 and 2014

assessments of economically recoverable reserves of the mine property at which the asset is located. These calculations require the use of estimates and assumptions, including the amount of recoverable reserves. Changes are accounted for prospectively.

•	Determination of ore reserves and resources – Note 2.E (e).

There are numerous uncertainties inherent in estimating ore reserves. Assumptions that are valid at the time of estimation may change significantly when new information becomes available. Changes in the forecast prices of commodities, exchange rates, production costs or recovery rates may change the economic status of reserves and may result in a significant change in reserves.

•	Review of asset carrying values and impairment charges – Notes 2.E (c), (d), (f) and Notes 11, 12 and 13.

The company assesses, at each reporting date, whether there is an indication that an asset (or CGU) may be impaired. If any indication exists, or when annual impairment testing for an asset is required, the company estimates the asset’s or CGU’s recoverable amount. The recoverable amount is the higher of an asset’s or CGU’s FVLCD and its VIU.

The assessment of asset carrying values requires the use of estimates and assumptions such as long-term commodity prices, discount rates, future capital requirements, exploration potential and operating performance. Changes in these assumptions will affect the recoverable amount of the property, plant and equipment and evaluation and exploration assets and intangibles assets.

•	Estimation of the amount and timing of mine closure costs.

The Company assesses its mine closure cost provision annually. Significant estimates and assumptions are made in determining the provision for mine closure cost as there are numerous factors that will affect the ultimate liability payable. These factors include estimates of the extent and costs of rehabilitation activities, technological changes, regulatory changes, cost increases, mine life and changes in discount rates. Those uncertainties may result in future actual expenditures differing from the amounts currently provided. The provision at the balance sheet date represents management’s best estimate of the present value of the future closure costs required. Changes to estimated future costs are recognised in the balance sheet by adjusting the mine closure cost liability and the related asset originally recognized.

Judgements:

•	Determination of functional currency

The determination of functional currency requires management judgement, particularly where there may be several currencies in which transactions are undertaken and which impact the economic environment in which the entity operates.

•	Income tax – Notes 2.E (b), 22 and 26.

Judgement is required in determining whether deferred tax assets are recognised on the balance sheet. Deferred tax is provided using the balance sheet method on temporary differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes at the reporting date. Deferred tax assets, including those arising from unutilised tax losses require management to assess the likelihood that the Company will generate taxable earnings in future periods, in order to utilise recognised deferred tax assets. Estimates of future taxable income are based on forecasted cash flows from operations and the application of existing tax laws. To the extent that future cash flows and taxable income differ significantly from estimates, the ability of the Company to realise the net deferred tax assets recorded at the balance sheet date could be impacted.

•	Recognition of evaluation and exploration assets and transfer to development costs – Note 2.E (d).

Judgement is required in determining when the future economic benefit of a project can reasonably be regarded as assured, at which point evaluation and exploration expenses are capitalised. This includes the assessment of whether there is sufficient evidence of the probability of the existence of economically recoverable minerals to justify the commencement of capitalisation of costs; the timing of the end of the exploration phase and the start of the development phase and the commencement of the production phase. For this purpose, the future economic benefit of the project can reasonably be regarded as assured when the Board authorises management to conduct a feasibility study, mine-site exploration is being conducted to convert resources to reserves or mine-site exploration is being conducted to confirm resources, all of which are based on supporting geological information.

2.C Changes in accounting policies and disclosures

The accounting policies adopted in the preparation of the financial statements are consistent with those applied in the preparation of the  financial statement for the year ended 31 December 2015.

Minera Santa Cruz S.A.

Notes to the financial statements (continued)

For the year ended 31 December 2016, 2015 and 2014

2.D Standards, interpretations and amendments to existing standards that are not yet effective

Certain new standards, amendments and interpretations to existing standards have been published and are mandatory for the accounting periods beginning on or after 1 January 2017 or later periods but which MSC has not previously adopted. Those that are applicable to MSC are as follows:

•	IFRS 9 Financial Instruments

In July 2014, the IASB issued the final version of IFRS 9 Financial Instruments that replaces IAS 39. IFRS 9 brings together all three aspects of the accounting for financial instruments project: classification and measurement, impairment and hedge accounting. IFRS 9 is effective for annual periods beginning on or after January 1, 2018, with early application permitted. Except for hedge accounting, retrospective application is required, but the provision of comparative information is not compulsory. For hedge accounting, the requirements are generally applied prospectively, with some limited exceptions. Its adoption is not expected to have a significant effect on the classification and measurement of the Company’s financial assets and liabilities.

•	IFRS 15 Revenue from Contracts with Customers

In May 2014, IFRS 15 was issued and establishes a five-step model to account for revenue arising from contracts with customers. Under IFRS 15, revenue is recognized at an amount that reflects the consideration to which an entity expects to be entitled in exchange for transferring goods or services to a customer. The new revenue standard will supersede all current revenue recognition requirements under IFRS. Either a full retrospective application or a modified retrospective application is required for annual periods beginning on or after January 1, 2018. Early adoption is permitted.

The Company is currently performing an assessment of the revised standard and of the impacts on the Company’s Financial Statements and disclosures. Management is still in the process of completing their assessment of the impacts; however, based on a preliminary analysis, the Company does not expect it to have a material impact on the Financial Statements. Additionally, the Company continues to assess the potential impacts on insurance payments, variable consideration on concentrate and doré sales, under the new standard. Based on preliminary findings, the Company does not expect these areas to have a significant impact on revenue recognition. The Company will adopt IFRS 15 on January 1, 2018, and currently expects to apply the modified retrospective approach under which any cumulative effect adjustment would be recorded as of the adoption date, if applicable.

•	IFRS 16 Leases

IFRS 16 was issued in January 2016 and it replaces IAS 17 Leases. IFRS 16 sets out the principles for the recognition, measurement, presentation and disclosure of leases and requires lessees to account for all leases under a single on-balance sheet model similar to the accounting for finance leases under IAS 17. The standard includes two recognition exemptions for lessees – leases of “low-value” assets and short-term leases. IFRS 16 is effective for annual periods beginning on or after 1 January 2019. Early application is permitted, but not before an entity applies IFRS 15. Management is currently evaluating the impact IFRS 16 in its financial statements and expects to adopt this new standard at the date required by the effective date.

•	IAS 7 Disclosure Initiative – Amendments to IAS 7

The amendments to IAS 7, Statement of Cash Flows, are part of the IASB’s Disclosure Initiative and require an entity to provide disclosures that enable users of financial statements to evaluate changes in liabilities arising from financing activities, including both changes arising from cash flows and non-cash changes. On initial application of the amendment, entities are not required to provide comparative information for preceding periods. These amendments are effective for annual periods beginning on or after 1 January 2017, with early application permitted.

•	IAS 12 Recognition of Deferred Tax Assets for Unrealized Losses - Amendments to IAS 12

The amendments clarify that an entity needs to consider whether tax law restricts the sources of taxable profits against which it may make deductions on the reversal of that deductible temporary difference. Furthermore, the amendments provide guidance on how an entity should determine future taxable profits and explain the circumstances in which taxable profit may include the recovery of some assets for more than their carrying amount.

Entities are required to apply the amendments retrospectively. However, on initial application of the amendments, the change in the opening equity of the earliest comparative period may be recognized in the opening retained earnings (or in another component of equity, as appropriate), without allocating the change between opening retained earnings and other components of equity. Entities applying this relief must disclose that fact.

These amendments are effective for annual periods beginning on or after 1 January 2017 with early application permitted. If an entity applies the amendments for an earlier period, it must disclose that fact. These amendments are not expected to have any impact on Company´s financial statements.

Minera Santa Cruz S.A.

Notes to the financial statements (continued)

For the year ended 31 December 2016, 2015 and 2014

2.E Summary of significant accounting policies

a) Revenue recognition

The Company is involved in the production and sale of gold and silver from doré and concentrate containing both gold and silver. Concentrate and doré bars are sold directly to customers.

Revenue is recognised to the extent that it is probable that economic benefits will flow to the Company and the revenue can be reliably measured.

Revenue associated with the sale of gold and silver doré and concentrate is recognised in the income statement when all significant risks and rewards of ownership are transferred to the customer, generally at the point when title has passed to the customer. Revenue excludes any applicable sales taxes.

Revenue is subject to adjustment based on customer inspection. Revenue is initially recognised on a provisional basis using the Company’s best estimate of contained gold and silver. Any subsequent adjustments to the initial estimate of metal content are recorded in revenue once they have been determined.

In addition, certain sales are ‘provisionally priced’ where the selling price is subject to final adjustment at the end of a period, normally ranging from 15 to 90 days after the start of the delivery process to the customer, based on the market price at the relevant quotation point stipulated in the contract. Revenue is initially recognised when the conditions set out above have been met, using market prices at that date. The price exposure is considered to be an embedded derivative and hence separated from the sales contract at each reporting date. The provisionally priced metal is revalued based on the forward selling price for the quotation period stipulated in the contract until the quotation period ends. The selling price of gold and silver can be measured reliably as these metals are actively traded on international exchanges. The revaluation of provisionally priced contracts is recorded as an adjustment to ‘revenue’.

b) Income tax

Income tax for the year comprises current and deferred tax. Income tax is recognised in the income statement except to the extent that it relates to items charged or credited directly to equity, in which case it is recognised in equity.

Current tax expense is the expected tax payable on the taxable income for the year, using tax rates enacted at the statement of financial position date, and any adjustment to tax payable in respect of previous years.

Deferred tax is provided using the balance sheet method, providing for temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes.

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply to the period when the asset is realised or the liability is settled based on the tax rates (and tax laws) that have been enacted or substantively enacted at the statement of financial position date.

A deferred tax asset is recognised only to the extent that it is probable that future taxable profits will be available against which the asset can be utilised. Deferred tax assets are reduced to the extent that it is no longer probable that the related tax benefit will be realised.

c) Property, plant and equipment

Property, plant and equipment is stated at cost less accumulated depreciation and impairment losses. Cost comprises its purchase price and directly attributable costs of acquisition or construction required to bring the asset to the condition necessary for the asset to be capable of operating in the manner intended by management. Economical and physical conditions of assets have not changed substantially over this period.

The cost less residual value of each item of property, plant and equipment is depreciated over its useful life. Each item’s estimated useful life has been assessed with regard to both its own physical life limitations and the present assessment of economically recoverable reserves and resources of the mine property at which the item is located. Estimates of remaining useful lives are made on a regular basis for all mine buildings, machinery and equipment, with annual reassessments for major items. Depreciation is charged to cost of production on a units of production (“UOP”) basis for mine buildings and installations and plant and equipment used in the mining production process, or charged directly to the income statement over the estimated useful life of the individual asset on a straight-line basis when not related to the mining production process. Changes in estimates, which mainly affect units of production calculations, are accounted for prospectively. Depreciation commences when assets are available for use. Land is not depreciated.

Minera Santa Cruz S.A.

Notes to the financial statements (continued)

For the year ended 31 December 2016, 2015 and 2014

An asset’s carrying amount is written-down immediately to its recoverable amount if the asset’s carrying amount is greater than its estimated recoverable amount.

Gains and losses on disposals are determined by comparing the proceeds with the carrying amount and are recognised within other income/expenses, in the income statement.

The expected useful lives under the straight-line method are as follows:

Years
Buildings	3 to 33
Plant and equipment	5 to 10
Vehicles	5

Borrowing costs directly attributable to the acquisition or construction of an asset that necessarily takes a substantial period of time to be ready for its intended use are capitalised as part of the cost of the asset. All other borrowing costs are expensed where incurred.

The Company capitalises borrowing costs for those assets where construction commenced on or after 1 January 2009 and continues to expense borrowing costs related to construction projects that commenced prior to 1 January 2009. For borrowings associated with a specific asset, the actual rate on that borrowing is used. Otherwise, a weighted average cost of borrowing is used. The Company capitalises the borrowing costs related to qualifying assets considering that the substantial period of time to be ready is six or more months.

Mining properties and development costs

Purchased mining properties are recognised as assets at their cost of acquisition. Costs associated with developments of mining properties are capitalised.

Mine development costs are, upon commencement of commercial production, depreciated using the UOP method based on the estimated economically recoverable reserves and resources to which they relate.

When a mine construction project moves into the production stage, the capitalisation of certain mine construction costs ceases and costs are either regarded as part of the cost of inventory or expensed, except for costs which qualify for capitalisation relating to mining asset additions or improvements, underground mine development or mineable reserve development.

Construction in progress and capital advances

Assets in the course of construction are capitalised as a separate component of property, plant and equipment. On completion, the cost of construction is transferred to the appropriate category. Construction in progress is not depreciated.

Subsequent expenditure

Expenditure incurred to replace a component of an item of property, plant and equipment is capitalised separately with the carrying amount of the component being written-off. Other subsequent expenditure is capitalised if future economic benefits will arise from the expenditure. All other expenditure including repairs and maintenance expenditures are recognised in the income statement as incurred.

d) Evaluation and exploration assets

Evaluation and exploration expenses are capitalised when the future economic benefit of the project can reasonably be regarded as assured.

Exploration and evaluation costs are capitalised as assets from the date that the Board authorises management to conduct a feasibility study.

Expenditure is transferred to mine development costs once the work completed to date supports the future development of the property and such development receives appropriate approval.

Identification of resources – Costs incurred in converting inferred resources to indicated and measured resources (of which reserves are a component) are capitalised as incurred. Costs incurred in identifying inferred resources are expensed as incurred.

e) Determination of ore reserves and resources

The Company estimates its ore reserves and mineral resources based on information compiled by internal competent persons. Reports to support these estimates are prepared each year. It is the Company’s policy to have the report audited by a Qualified Person.

Minera Santa Cruz S.A.

Notes to the financial statements (continued)

For the year ended 31 December 2016, 2015 and 2014

Reserves and resources are used in the units of production calculation for depreciation as well as the determination of the timing of mine closure cost and impairment analysis.

f) Intangible assets

Right to use energy of transmission line

Transmission line costs represent the investment made by the Company during the period of its use. This is an asset with a finite useful life equal to that of the mine to which it relates and that is amortised applying the UOP method for the mine.

Other intangible assets

Other intangible assets are primarily computer software which are capitalised at cost and are amortised on a straight-line basis over their useful life of three years.

g) Impairment of non-financial assets

The carrying amounts of property, plant and equipment and evaluation and exploration assets are reviewed for impairment if events or changes in circumstances indicate that the carrying value may not be recoverable. If there are indicators of impairment, an exercise is undertaken to determine whether the carrying values are in excess of their recoverable amount. Such review is undertaken on an asset by asset basis, except where such assets do not generate cash flows independent of other assets, and then the review is undertaken at the cash-generating unit level.

The assessment requires the use of estimates and assumptions such as long-term commodity prices, discount rates, future capital requirements, exploration potential and operating performance. Changes in these assumptions will affect the recoverable amount of the property, plant and equipment.

If the carrying amount of an asset or its cash-generating unit exceeds the recoverable amount, a provision is recorded to reflect the asset at the lower amount. Impairment losses are recognised in the income statement.

Calculation of recoverable amount

The recoverable amount of assets is the greater of their value in use and fair value less costs to sell. Fair value is based on an estimate of the amount that the Company may obtain in a sale transaction on an arm’s length basis. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. For an asset that does not generate cash inflows largely independent of those from other assets, the recoverable amount is determined for the cash-generating unit to which the asset belongs. The Company’s cash-generating unit is the smallest identifiable groups of assets that generate cash inflows that are largely independent of the cash inflows from other assets or groups of assets. The Company considers the mine site as a generating unit.

Reversal of impairment

An impairment loss is reversed if there has been a change in the estimates used to determine the recoverable amount. An impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortisation, if no impairment loss had been recognised.

h) Inventories

Inventories are valued at the lower of cost or net realisable value. Cost is determined using the weighted average method. The cost of work in progress and finished goods (ore inventories) is based on the cost of production.

For this purpose, the costs of production include:

•	costs, materials and contractor expenses which are directly attributable to the extraction and processing of ore;
•	depreciation of property, plant and equipment used in the extraction and processing of ore; and
•	related production overheads (based on normal operating capacity).

Net realisable value is the estimated selling price in the ordinary course of business, less applicable variable selling expenses.

i) Financial instruments

Financial assets and liabilities are recognised when the Company becomes party to the contracts that give rise to them and are classified as loans or borrowings, receivables, payables or as derivatives designated as hedging instruments in an effective hedge, as appropriate. The Company determines the classification of its financial assets and liabilities at initial recognition and, where allowed and appropriate, re-evaluates this designation at each financial year-end. When financial assets and liabilities are recognised initially, they are measured at fair value, being the transaction price plus, in the case of financial assets not at fair value through profit or loss and borrowings, directly attributable transaction costs. The Company considers whether a contract contains an embedded derivative when the entity first becomes a party to it. The embedded derivatives are separated from the host contract if it is not measured at fair

Minera Santa Cruz S.A.

Notes to the financial statements (continued)

For the year ended 31 December 2016, 2015 and 2014

value through profit or loss and when the economic characteristics and risks are not closely related to those of the host contract. Reassessment only occurs if there is a change in the terms of the contract that significantly modifies the cash flows that would otherwise be required. All regular way purchases and sales of financial assets are recognised on the trade date, being the date that the Company commits to purchase or sell the asset. Regular way transactions require delivery and receipt of assets within the timeframe generally established by regulation or convention in the marketplace.  The subsequent measurement of financial assets depends on their classification, as follows:

Loans and receivables

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market, do not qualify as trading assets and have not been designated as either fair value through profit and loss or available-for-sale. Such assets are carried at amortised cost using the effective interest method if the time value of money is significant. Gains and losses are recognised in the income statement when the loans and receivables are derecognised or impaired, as well as through the amortisation process.

Impairment of financial assets

The Company assesses at each statement of financial position date whether a financial asset or group of financial assets is impaired.

Loans and borrowings

Borrowings are recognised initially at fair value. After initial recognition, interest bearing loans and borrowings are subsequently measured at amortised cost using the effective interest rate method.

Gains and losses are recognised in the income statement when the liabilities are derecognised as well as through the amortisation process.

Borrowings are classified as current liabilities unless the Company has an unconditional right to defer settlement of the liability for at least 12 months after the statement of financial position date.

Derecognition of financial instruments

A financial asset (or, where applicable a part of a financial asset or part of a group of similar financial assets) is derecognised when:

•	the rights to receive cash flows from the asset have expired; or
•

the Company has transferred its rights to receive cash flows from the asset or has assumed an obligation to pay the received cash flows in full without material delay to a third-party under a ‘pass-through’ arrangement; and either: (a) the Company has transferred substantially all the risks and rewards of the asset; or (b) the Company has neither transferred nor retained substantially all the risks and rewards of the asset, but has transferred control of the asset.

When the Company has transferred its rights to receive cash flows from an asset or has entered into a pass-through arrangement, and has neither transferred nor retained substantially all the risks and rewards of the asset nor transferred control of the asset, a new asset is recognised to the extent of the Company’s continuing involvement in the asset.

Continuing involvement that takes the form of a guarantee over the transferred asset, is measured at the lower of the original carrying amount of the asset and the maximum amount of consideration that the Company could be required to repay.

A financial liability is generally derecognised when the contract that gives rise to it is discharged or cancelled or expires. Where an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as a derecognition of the original liability and the recognition of a new liability, such that the difference in the respective carrying amounts together with any costs or fees incurred are recognised in profit or loss.

j) Offsetting of financial instruments

Financial assets and financial liabilities are offset with the net amount reported in the statement of financial position only if there is a current enforceable legal right to offset the recognized amounts and intent to settle on a net basis, or to realise the assets and settle the liabilities simultaneously.

k) Fair value measurement

The Company measures financial instruments classified as FVTPL, at fair value at each balance sheet date. Also, fair values of financial instruments measured at amortised cost.

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value measurement is based on the presumption that the transaction to sell the asset or transfer the liability takes place either:

Minera Santa Cruz S.A.

Notes to the financial statements (continued)

For the year ended 31 December 2016, 2015 and 2014

•	In the principal market for the asset or liability, or
•	In the absence of a principal market, in the most advantageous market for the asset or liability

The principal or the most advantageous market must be accessible by the Company.

The fair value of an asset or a liability is measured using the assumptions that market participants would use when pricing the asset or liability, assuming that market participants act in their economic best interest.

A fair value measurement of a non-financial asset takes into account a market participant's ability to generate economic benefits by using the asset in its highest and best use or by selling it to another market participant that would use the asset in its highest and best use.

The Company uses valuation techniques that are appropriate in the circumstances and for which sufficient data are available to measure fair value, maximising the use of relevant observable inputs and minimising the use of unobservable inputs.

All assets and liabilities for which fair value is measured or disclosed in the financial statements are categorized within the fair value hierarchy, described as follows, based on the lowest level input that is significant to the fair value measurement as a whole:

•	Level 1 — Quoted (unadjusted) market prices in active markets for identical assets or liabilities
•	Level 2 — Valuation techniques for which the lowest level input that is significant to the fair value measurement is directly or indirectly observable
•	Level 3 — Valuation techniques for which the lowest level input that is significant to the fair value measurement is unobservable

For assets and liabilities that are recognised in the financial statements on a recurring basis, the Company determines whether transfers have occurred between Levels in the hierarchy by re-assessing categorization (based on the lowest level input that is significant to the fair value measurement as a whole) at the end of each reporting period.

The Company determines the policies and procedures for both recurring fair value measurement and for non-recurring measurement.

At each reporting date, the Company analyses the movements in the values of assets and liabilities which are required to be re-measured or re-assessed as per the Company’s accounting policies. For this analysis, the Company verifies the major inputs applied in the latest valuation by agreeing the information in the valuation computation to contracts and other relevant documents.

For the purpose of fair value disclosures, the Company has determined classes of assets and liabilities on the basis of the nature, characteristics and risks of the asset or liability and the level of the fair value hierarchy as explained above.

l) Leases

The determination of whether an arrangement is, or contains, a lease is based on the substance of the arrangement at the inception date. The arrangement is assessed for whether fulfilment of the arrangement is dependent on the use of a specific asset or assets or the arrangement conveys a right to use the asset or assets, even if that right is not explicitly specified in an arrangement.

Finance leases, which transfer to the Company substantially all the risks and rewards incidental to ownership of the leased item, are capitalised at the inception of the lease at the fair value of the leased asset or, if lower, at the present value of the minimum lease payments. Lease payments are apportioned between finance charges and the reduction of the lease liability so as to achieve a constant periodic rate of interest on the remaining balance of the liability. Finance charges are reflected in the income statement. The depreciation policy for leased assets is consistent with that for similar assets owned.

A lease is classified as an operating lease if it does not transfer substantially all of the risks and rewards incidental to ownership. Operating lease payments are recognised as an expense in the income statement on a straight-line basis over the lease term.

m) Provisions

Provisions are recognised when the Company has a present obligation (legal or constructive) as a result of a past event, it is probable that an outflow of resources will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation. If the effect of the time value of money is material, provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and, where appropriate, the risks specific to the liability. Where discounting is used, the increase in the provision due to the passage of time is recognised as a finance cost.

Minera Santa Cruz S.A.

Notes to the financial statements (continued)

For the year ended 31 December 2016, 2015 and 2014

Mine closure cost

Provisions for mine closure costs are made in respect of the estimated future costs of closure and restoration and for environmental rehabilitation costs (which include the dismantling and demolition of infrastructure, removal of residual materials and remediation of disturbed areas) in the accounting period when the related environmental disturbance occurs. The provision is discounted and the unwinding of the discount is included in finance costs. At the time of establishing the provision, a corresponding asset is capitalised and is depreciated over future production from the mine to which it relates. The provision is reviewed on an annual basis for changes in cost estimates, discount rates and operating lives.

Workers’ profit sharing and other employee benefits

The Company has no pension or retirement benefit plans.

Other

Other provisions are accounted for when the Company has a legal or constructive obligation for which it is probable there will be an outflow of resources for which the amount can be reliably estimated.

n) Share-based payments

Cash-settled transactions

The fair value of cash-settled share plans is recognised as a liability over the vesting period of the awards. Movements in that liability between accounting dates are recognised as an expense. The fair value of the awards is taken to be the market value of the shares at the date of award adjusted by a factor for anticipated relative Total Shareholder Return (“TSR”) performance. Fair values are subsequently remeasured at each accounting date to reflect the number of awards expected to vest based on the current and anticipated TSR performance.

Uncertainties in estimating the award include potential changes in the TSR, the number of participants in the plan, and levels of interest rates.

o) Finance income and costs

Finance income and costs include interest expense on borrowings, the accumulation of interest on provisions, interest income on funds invested and gains and losses from the change in fair value of derivative instruments.

Interest income is recognised as it accrues, taking into account the effective yield on the asset.

p) Dividend distribution

Dividend distribution to the Company’s shareholders is recognised as a liability in the Company’s financial statements in the period in which the dividends are approved by the Company’s shareholders.

q) Cash and cash equivalents

Cash and cash equivalents are carried in the statement of financial position at cost. For the purposes of the statement of financial position, cash and cash equivalents include cash on hand and deposits held with banks that are readily convertible into known amounts of cash and which are subject to insignificant risk of changes in value. Liquidity funds are classified as cash equivalents if the amount of cash that will be received is known at the time of the initial investment and the risk of changes in value is considered insignificant.

3 Revenue

	Year ended 31 December
	2016 US$000	2015 US$000	2014 US$000
Gold (from doré bars)	57,937	51,088	44,947
Silver (from doré bars)	56,898	48,239	44,823
Gold (from concentrate)	64,488	47,005	66,085
Silver (from concentrate)	56,637	39,765	57,158
Total	235,960	186,097	213,013

Included within revenue is a loss of US$73 relating to provisional pricing adjustments representing the change in the fair value of embedded derivatives (2015: gain of US$361, 2014: gain of US$349) arising on sales of concentrates and doré (refer to note 2.E(a) and footnote 1 of note 16).

Minera Santa Cruz S.A.

Notes to the financial statements (continued)

For the year ended 31 December 2016, 2015 and 2014

4 Cost of sales

	Year ended 31 December
	2016 US$000	2015 US$000	2014 US$000
Depreciation and amortisation	51,287	43,111	45,152
Personnel expenses	46,672	49,689	52,499
Mining royalty (note 27)	5,747	4,762	5,303
Supplies	31,430	29,749	23,535
Third-party services	24,095	27,937	27,762
Others	2,338	2,963	2,718
Change in products in process and finished goods	6,781	(5,132)	2,967
Total	168,350	153,079	159,936

5 Administrative expenses

	Year ended 31 December
	2016 US$000	2015 US$000	2014 US$000
Personnel expenses	4,059	2,913	3,322
Professional fees	560	630	742
Social and community welfare expenses(1)	327	433	516
Travel expenses	257	206	249
Communications	74	92	113
Indirect taxes	1,653	1,564	1,873
Depreciation and amortisation	55	58	81
Supplies	45	14	34
Other	1,508	1,553	1,925
Total	8,538	7,463	8,855

(1) Represents amounts expended by the Company on social and community welfare activities surrounding its mining units.

6 Exploration expenses

	Year ended 31 December
	2016 US$000	2015 US$000	2014 US$000
Mine site exploration(1)
Third-party services	970	639	918
Personnel expenses	572	578	573
Others	298	180	147
Total	1,840	1,397	1,638

(1) Mine-site exploration is performed with the purpose of identifying potential minerals within an existing mine-site, with the goal of maintaining or extending the mine’s life.

7 Selling expenses

	Year ended 31 December
	2016 US$000	2015 US$000	2014 US$000
Transportation of doré, concentrate and maritime freight	5,793	3,750	4,587
Sales commissions	84	200	151
Warehouse services	1,568	1,474	2,752
Taxes	1,440	12,993	15,608
Other	1,467	1,291	1,550
Total	10,352	19,708	24,648

8 Personnel expenses

Year ended 31 December
2016 US$000	2015 US$000	2014 US$000

Minera Santa Cruz S.A.

Notes to the financial statements (continued)

For the year ended 31 December 2016, 2015 and 2014

Salaries and wages	44,166	46,977	48,345
Other legal contributions	11,048	10,993	10,675
Statutory holiday payments	2,768	2,869	2,651
Long Term Incentive Plan	944	181	(14)
Termination benefits	1,391	1,999	1,281
Other	396	249	33
Total	60,713	63,268	62,971

Average number of employees for 2016,  2015 and 2014 were as follows:

	Year ended 31 December
	2016	2015	2014
Average number of employees	1,125	1,117	1,169
Total	1,125	1,117	1,169

9 Other income and expenses

	Year ended 31 December
	2016 US$000	2015 US$000	2014 US$000
Other income
Export refunds	17,327	2,743	1,386
Other	4,457	276	207
Total	21,784	3,019	1,593
Other expenses
VAT write-off	1,201	779	71
Taxes	-	441	3,453
Supplies obsolescence	405	76	273
Corporate Social Responsibility	3,146	-	-
Other	2,581	1,371	2,350
Total	7,333	2,667	6,147

10 Finance income and costs

	Year ended 31 December
	2016 US$000	2015 US$000	2014 US$000
Finance income
Interest on deposits and liquidity funds	63	46	440
Other	1,050	125	30
Total	1,113	171	470
Finance costs
Interest on bank loans (note 19)	782	2,353	3,241
Interest expense	17	1,177	-
Unwinding of discount rate	1,449	443	1,773
Loss from changes in the fair value of financial assets	10	9	16
Other	296	100	935
Total	2,554	4,082	5,965

11 Property, plant and equipment

Mining properties and development costs US$000	Land and buildings US$000	Plant and equipment US$000	Vehicles US$000	Mine closure asset US$000	Construction in progress and capital advances US$000	Total US$000

Minera Santa Cruz S.A.

Notes to the financial statements (continued)

For the year ended 31 December 2016, 2015 and 2014

Year ended 31 December 2016
Cost
At 1 January 2016	289,734	138,315	92,521	3,942	26,385	5,264	556,161
Additions	24,644	-	2,131	-	-	7,351	34,126
Change in discount rate	-	-	-	-	(1,037)	-	(1,037)
Disposals	-	-	(1,320)	(139)	-	-	(1,459)
Change in mine closure estimate	-	-	-	-	(4,167)	-	(4,167)
Transfers and other movements	-	5,388	636	358	-	(6,425)	(43)
Transfers from evaluation and exploration assets	3,704	-	-	-	-	-	3,704
At 31 December 2016	318,082	143,703	93,968	4,161	21,181	6,190	587,285
Accumulated depreciation and impairment(2)
At 1 January 2016	232,054	64,040	52,044	2,738	7,485	313	358,674
Depreciation for the year(1)	35,722	8,148	7,049	362	1,914	(271)	52,924
Disposals	-	-	(1,049)	(122)	-	-	(1,171)
Transfers from evaluation and exploration assets	367	-	-	-	-	-	367
At 31 December 2016	268,143	72,188	58,044	2,978	9,399	42	410,794
Net book amount at 31 December 2016	49,939	71,515	35,924	1,183	11,782	6,148	176,491

(1)	The depreciation for the year is included in cost of sales and administrative expenses in the income statement.
(2)

Includes an impairment charge of $38,914 accrued during 2013 as a result of decreases in the prices of silver and gold and was determined using the fair value less cost to dispose (“FVLCD”) methodology.

	Mining properties and development costs US$000	Land and buildings US$000	Plant and equipment US$000	Vehicles US$000	Mine closure asset US$000	Construction in progress and capital advances US$000	Total US$000
Year ended 31 December 2015
Cost
At 1 January 2015	260,588	117,362	87,970	3,896	21,620	21,499	512,935
Additions	26,820	406	2,135	(34)	-	7,490	36,817
Change in discount rate	-	-	-	-	(307)	-	(307)
Disposals	-	(36)	(343)	(278)	-	(16)	(673)
Change in mine closure estimate	-	-	-	-	5,072	-	5,072
Transfers and other movements	-	20,583	2,759	358		(23,709)	(9)
Transfers from evaluation and exploration assets	2,326	-	-	-	-	-	2,326
At 31 December 2015	289,734	138,315	92,521	3,942	26,385	5,264	556,161
Accumulated depreciation and impairment(2)
At 1 January 2015	202,611	57,120	45,116	2,175	6,154	580	313,756
Depreciation for the year (1)	29,193	6,949	7,221	765	1,331	(267)	45,192
Disposals	-	(29)	(293)	(202)	-	-	(524)
Transfers from evaluation and exploration assets	250	-	-	-	-	-	250
At 31 December 2015	232,054	64,040	52,044	2,738	7,485	313	358,674
Net book amount at 31 December 2015	57,680	74,275	40,477	1,204	18,900	4,951	197,487

(1)	The depreciation for the year is included in cost of sales and administrative expenses in the income statement.
(2)

Includes an impairment charge of $38,914 accrued during 2013 as a result of decreases in the prices of silver and gold and was determined using the fair value less cost to dispose (“FVLCD”) methodology.

12 Evaluation and exploration assets

Total US$000
Cost
Balance at 1 January 2015	13,181
Additions	1,557

Minera Santa Cruz S.A.

Notes to the financial statements (continued)

For the year ended 31 December 2016, 2015 and 2014

Transfers to property, plant and equipment	(2,326)
Balance at 31 December 2015	12,412
Additions	1,081
Transfers to property plant and equipment	(3,704)
Balance at 31 December 2016	9,789
Accumulated impairment
Balance at 1 January 2015	1,586
Transfers to property, plant and equipment	(250)
Balance at 31 December 2015	1,336
Transfers to property, plant and equipment	(367)
Balance at 31 December 2016	969
Net book value as at 31 December 2015	11,076
Net book value as at 31 December 2016	8,820

13 Intangible assets

	Transmission line[1] US$000	Software licenses US$000	Total US$000
Cost
Balance at 1 January 2015	22,157	1,192	23,349
Transfer	-	6	6
Additions	-	20	20
Balance at 31 December 2015	22,157	1,218	23,375
Additions	-	13	13
Transfer	-	43	43
Balance at 31 December 2016	22,157	1,274	23,431
Accumulated amortisation
Balance at 1 January 2015	11,293	667	11,960
Amortisation for the year[2]	946	67	1,013
Balance at 31 December 2015	12,239	734	12,973
Amortisation for the year[2]	1,004	54	1,058
Balance at 31 December 2016	13,243	788	14,031
Net book value as at 31 December 2015	9,918	484	10,402
Net book value as at 31 December 2016	8,914	486	9,400
(1)	The transmission line is amortised using the units of production method. At 31 December 2016 the remaining amortisation period is 9 years.
(2)	The amortisation for the period is included in cost of sales and administrative expenses in the income statement.

Minera Santa Cruz S.A.

Notes to the financial statements (continued)

For the year ended 31 December 2016, 2015 and 2014

14 Trade and other receivables

	As at 31 December
	2016		2015
	Non-current US$000	Current US$000	Non-current US$000	Current US$000
Trade receivables (note 30.c)	-	29,534	-	30,253
Advances to suppliers	-	213	-	777
Credit due from exports	19,065	-	4,698	-
Receivables from related parties (note 24.a)	-	66	-	81
Loans to employees	-	93	-	53
Export duties paid in excess	1,688	-	897	-
Other	292	827	468	933
Prepaid expenses	-	1,018	-	651
Value Added Tax (VAT)(1)	371	15,658	402	12,676
Total	21,416	47,409	6,465	45,424
(1)	The VAT is valued at its recoverable amount.

The fair values of trade and other receivables approximate their book value.

15 Inventories

	US$000
	As at 31 December
	2016 US$000	2015 US$000
Finished goods	3,515	12,314
Products in process	7,748	5,730
Supplies and spare parts	18,497	19,702

Provision for obsolescence of supplies	(4,462)	(4,057)
Total	25,298	33,689

Finished goods include doré and concentrate. Doré is an alloy containing a variable mixture of silver, gold and minor impurities delivered in bar form to refiners. Concentrate is a product containing sulphides with a variable content of base and precious metals and is sold to smelters.

The amount of expense recognised in profit and  loss related  to the consumption of inventory of supplies, spare parts and  raw materials is US$35,521  (2015: US$34,274, 2014: US$30,095).

Movements in the provision for obsolescence comprise an increase in the provision of US$405  (2015: US$75, 2014: US$273) and the reversal of US$nil  (2015: US$66, 2014: US$601) relating to the sale of supplies and spare parts.

16 Other financial assets and liabilities

	As at 31 December
	2016 US$000	2015 US$000
Other financial liabilities
Embedded derivatives(1)	697	624
Total financial liabilities at fair value through profit or loss	697	624

(1)Sales of concentrate and doré volumes are ‘provisionally priced’ where the selling price is subjected to final adjustment at the end of a period, normally ranging from 15 to 90 days after the start of the delivery process to the customer, based on the market price at the relevant quotation point stipulated in the contract. This price exposure is considered to be an embedded derivative in accordance with IAS 39 ‘Financial Instruments: Recognition and Measurement’. The gain or loss that arises on the fair value of the embedded derivative is recorded in ‘Revenue’ (refer to note 3).

Minera Santa Cruz S.A.

Notes to the financial statements (continued)

For the year ended 31 December 2016, 2015 and 2014

17 Cash and cash equivalents

	As at 31 December
	2016 US$000	2015 US$000
Cash at bank	22,495	11,234
Current demand deposit accounts(1)	11,993	206
Cash and cash equivalents considered for the statement of cash flows	34,488	11,440

(1)Relates to bank accounts which are freely available and bear interest.

The fair value of cash and cash equivalents approximates their book value.

18 Trade and other payables

	As at 31 December
	2016		2015
	Non-current US$000	Current US$000	Non-current US$000	Current US$000
Trade payables(1)	-	13,266	-	12,134
Salaries and wages payable(2)	-	11,752	-	7,501
Dividends payable (note 24 a)	-	-	-	1,534
Taxes and contributions	42	31,276	56	8,565
Guarantee deposits	-	28	-	28
Mining royalty (note 27)	-	509	-	523
Accounts payable to related parties (note 24 a)	312	869		2,705
Other	-	2,672	-	240
Total	354	60,372	56	33,230
(1)	Trade payables relate mainly to the acquisition of materials, supplies and contractors’ services. These payables do not accrue interest and no guarantees have been granted.
(2)	Salaries and wages payable were as follows:

The fair value of trade and other payables approximate their book values.

	As at 31 December
	2016 US$000	2015 US$000
Remuneration payable	11,294	7,501
Long term incentive plan	458	-
Total	11,752	7,501

19 Borrowings

	As at 31 December
	2016		2015
	Effective interest rate	Current US$000	Effective interest rate	Current US$000
Pre-shipment loans (note 15 and 30)	2.85%	2,524	29%	10,554
Total		2,524		10,554

As part of the Company’s short-term financing policies, it acquires pre-shipment loans which are guaranteed by the sales contracts.

Minera Santa Cruz S.A.

Notes to the financial statements (continued)

For the year ended 31 December 2016, 2015 and 2014

20 Provisions

		(2)
	Provision for mine closure(1) US$000	Long Term Incentive Plan(2) US$000	Other US$000	Total US$000
At 1 January 2015	23,482	41	3,369	26,892
Additions	-	35	892	927
Accretion	3	-	-	3
Change in discount rate	(305)	-	-	(305)
Change in estimates(3)	5,072	-	(1,755)	3,317
At 31 December 2015	28,252	76	2,506	30,834
Non-current portion	28,252	76	2,506	30,834
At 1 January 2016	28,252	76	2,506	30,834
Additions	-	319	436	755
Accretion	20	-	-	20
Change in discount rate	(1,037)	-	-	(1,037)
Change in estimates (3)	(4,275)	-	(320)	(4,595)
At 31 December 2016	22,960	395	2,622	25,977
Non-current portion	22,960	395	2,622	25,977

(1)The provision represents the discounted values of the estimated cost to decommission and rehabilitate the mine at the expected date of closure for the mine. The present value of the provision has been calculated using a real pre-tax annual discount rate, based on a US Treasury bond of an appropriate tenure adjusted for the impact of quantitative easing as at 31 December 2016 and 2015 respectively, and the cash flows have been adjusted to reflect the risk attached to these cash flows. Uncertainties on the timing for use of this provision include changes in the future that could impact the time of closing the mine, as new resources and reserves are discovered. The discount rate used is 0.51% and 0.14% respectively.

(2)Corresponds to the provision related to awards granted under the Long Term Incentive Plan to designated personnel of the Company.

(3)Based on the 2016 and 2015 internal review of mine rehabilitation budgets.

21 Equity

Share capital

Issued share capital

The issued share capital of the Company as at 31 December 2016 and 2015 are as follows:

	Issued
Class of shares	Number	US$000
Ordinary shares	344,756,530	110,132

Cumulative translation adjustment:

The cumulative translation adjustment account is used to record exchange differences arising from the translation of the financial statements for the period in which the Company had a functional currency different than the reporting currency.

22 Income tax

The major components of income tax expense for the years ended 31 December 2016 and 2015 are:

	Year ended 31 December
	2016 US$000	2015 US$000	2014 US$000
Current income tax:
Current income tax charge	(30,868)	(4,673)	(9,639)
Adjustments in respect of current income tax of previous year	777	(1)	(60)
Deferred income tax:
Relating to origination and reversal of temporary differences	7,889	(8,311)	(1,064)
Income tax expense	(22,202)	(12,985)	(10,763)

Minera Santa Cruz S.A.

Notes to the financial statements (continued)

For the year ended 31 December 2016, 2015 and 2014

A reconciliation between tax expense and the product of accounting profit multiplied by Company’s domestic tax rate for the years ended 31 December 2016 and 2015 is as follows:

	Year ended 31 December
	2016 US$000	2015 US$000	2014 US$000
Accounting profit before income tax	57,464	2,694	6,766
At Company´s statutory income tax rate of 35%	(20,112)	(943)	(2,368)
Expenses not deductible for tax purposes	(432)	(535)	(104)
Exploration expenses (double deduction)	1,710	687	780
Foreign exchange differences	(4,857)	(11,812)	(7,961)
Other	1,489	(382)	(1,110)
Income tax expense	(22,202)	(12,985)	(10,763)

Deferred tax expense

Deferred income tax relates to the following:

	Statement of financial position		Income statement
	As at 31 December 2016 US$000	As at 31 December 2015 US$000	2016 US$000	2015 US$000	2014 US$000
PP&E, explorations and evaluation assets, and intangible assets	(57,979)	(66,090)	(8,111)	6,810	3,723
Inventories	(2,705)	(4,651)	(1,946)	2,635	(518)
Other assets	1,310	1,032	(278)	314	(333)
Other accounts payable	367	725	358	(30)	(623)
Abandonment and mine rehabilitation provision	6,058	8,514	2,456	(1,754)	(855)
Other liabilities	1,209	841	(368)	336	(330)
Deferred income tax expense			(7,889)	8,311	(1,064)
Deferred income tax liabilities, net	(51,740)	(59,629)

Reflected in the statement of financial position
Deferred income tax assets	8,944	11,112
Deferred income tax liabilities	(60,684)	(70,741)
Deferred income tax liabilities net	(51,740)	(59,629)

23 Dividends paid and proposed

	Year ended 31 December
	2016 US$000	2015 US$000	2014 US$000
Declared
Equity dividends:
Dividends for 2014	-	-	14,819
Dividends for 2015	-	-	-
Dividends for 2016	34,660	-	-
Dividends declared	34,660	-	14,819
Dividends paid	36,719	1,122	20,513

Minera Santa Cruz S.A.

Notes to the financial statements (continued)

For the year ended 31 December 2016, 2015 and 2014

24 Related-party balances and transactions

MSC is a private company, owned by Hochschild Mining Argentina Corporation S.A. (HMAC SA) with a 51% interest and Minera Andes S.A. (MASA) with a 49% interest. HMAC S.A. is an indirect wholly-owned subsidiary of Hochschild Mining Plc. and MASA is an indirect wholly-owned subsidiary of McEwen Mining Inc.

(a) Related-party accounts receivable and payable

The Company had the following related-party balances and transactions during the years ended 31 December 2016 and 2015. The related parties are companies owned or controlled by the main shareholder of the parent company or shareholders.

	US$000		US$000
	Trade and other receivables		Trade and other payables
	As at December 2016 US$000	As at December 2015 US$000	As at December 2016 US$000	As at December 2015 US$000
Current related party balances
Compañía Minera Ares	66	81	538	2,354
MH Argentina S.A.	-	-	256	276
Hochschild Mining Argentina Corp.	-	-	-	782
Minera Andes S.A.	-	-	-	752
Hochschild Mining Plc.	-	-	387	75
Total	66	81	1,181	4,239

As at 31 December 2016 and 2015, all other accounts are, or were, non-interest bearing.

No security has been granted or guarantees given by the Company in respect of these related party balances.

	2016 US$000	2015 US$000	2014 US$000
Related party transactions
Intercompany services
Compañía Minera Ares	847	832	1,066
Other intercompany transactions
Hochschild Mining Plc	167	157	64
Dividends – See note 23
Hochschild Mining Argentina Corp.	17,677	-	7,558
Minera Andes S.A.	16,983	-	7,261

(b) Compensation of key management personnel of the Company

Compensation of key management personnel (including Directors)	2016 US$000	2015 US$000
Short-term employee benefits	467	427
Long Term Incentive Plan	694	231
Total compensation paid to key management personnel	1,161	658

25 Commitments

Capital commitments

As at 31 December 2016 and 2015, the future capital commitments are as follows:

	Year ended 31 December
	2016 US$000	2015 US$000
Capital commitments	3,682	4,509
Total	3,682	4,509

As at 31 December 2016 and 2015, capital commitments are related to projects, infrastructure and sustaining and exploration activities started during the year which will be completed during subsequent months.

Minera Santa Cruz S.A.

Notes to the financial statements (continued)

For the year ended 31 December 2016, 2015 and 2014

26 Contingencies

As at 31 December 2016, the Company had the following contingencies:

(a) Taxation

Fiscal periods remain open to review by the tax authorities for five years in Argentina, preceding the year of review. During this time the authorities have the right to raise additional tax assessments including penalties and interest. Under certain circumstances, reviews may cover longer periods.

Because a number of fiscal periods remain open to review by the tax authorities, coupled with the complexity of the Company and the transactions undertaken by it, there remains a risk that significant additional tax liabilities may arise. As at 31 December 2016,  the Company had exposures totaling US$23,749  (2015: US$25,656) which are assessed as ‘possible’, rather than ‘probable’. No amounts have been provided in respect of these items.

Notwithstanding this risk, the Directors believe that management’s interpretation of the relevant legislation and assessment of taxation is appropriate and that it is probable that the Company’s tax and customs positions will be sustained in the event of a challenge by the tax authorities. Consequently, the Directors consider that they have made adequate provision for any future outflow of resources and no additional provision is required in respect of these claims or risks.

(b) Other

The Company has conducted its operations in the ordinary course of business in accordance with its understanding and interpretation, and based on advice of legal counsel, of applicable legislation in the countries in which the Company has operations. In certain specific transactions, however, the relevant authorities could have a different interpretation of those laws and regulations that could lead to contingencies or additional liabilities for the Company. Having consulted legal counsel, management believes that it has reasonable grounds to support its position.

The assessment of contingencies inherently involves exercise of significant judgment and estimates of the outcome of future events. Uncertainties in estimating the liability includes changes in the legal interpretation that the authorities could make in respect of the Company’s transactions.

On June 2005, the National Executive issued Decree No. 616/05 ("Decree 616"), which imposed modifications to the foreign currency exchange rate regime in Argentina in relation to foreign exchange inflows and outflows, among which, is a provision for the establishment of a nominative deposit in U.S. dollars, non-transferable and unpaid in an amount equal to 30% of the amount involved in the foreign exchange operation, which must be kept for 365 days in a local financial institution ("Deposit"). It is important to highlight that the deposit cannot be used as security or collateral for credit operations of any kind.

Although Decree 616 established exceptions to the constitution of the deposit, having delegated in the Central Bank of Argentina (the "Central Bank") the regulation of the decree, the Central Bank established some additional exceptions to the constitution of the deposit and regulated requirements to be met for specific exceptions to the constitution of the deposit regulated in Decree 616.

Without prejudice to the fact that the principles set out in Decree 616 are a clear restriction on the free availability of foreign exchange, precisely with the exception of companies that enjoy fiscal stability and exchange rate stability in accordance with the provisions of Decree No. 753/2004, as in the case of Minera Santa Cruz S.A..

Moreover, on 26 October 2011, Decree 1722/2011 issued by the National Executive was published, under which the Company (amongst other mining companies) was within the scope of the obligation to settle in Argentina its total foreign exchange earnings from export operations. Since the issuance of said decree the Company began to comply with the foreign exchange settlement regime with regards to their export sales, however, the aforesaid does not imply the Company abandons the possibility of challenging Decree 1722/2011 in the future.

On 16 December 2015, the resolution N° 3/2015 from Ministry of Finance, has reduced to 0% (zero) the deposit settled by Article N° 4 in Decree N° 615/05.

27 Mining royalties and taxes

Royalties

In accordance with Argentinian legislation, Provinces (being the legal owners of the mineral resources) are entitled to request royalties from mine operators. For San Jose, the mining royalty was originally fixed at 1.85% of the pit-head value of the production where the final product is doré and 2.55% where the final product is mineral concentrate or precipitates. In October 2014 a new provincial law

Minera Santa Cruz S.A.

Notes to the financial statements (continued)

For the year ended 31 December 2016, 2015 and 2014

was passed, which increased the mining royalty applicable to doré and concentrate to 3% of the pit-head value. Since November 2012 MSC has been paying and expensing the increased 3%. As at 31 December 2016, the amount payable as mining royalties amounted to US$509  (2015: US$523). The amount recorded in the income statement was US$5,747  (2015: US$4,762, 2014: US$5,303).

Tax on Mining reserves

On 13 July 2013, the congress of the Province of Santa Cruz passed Law No. 3318, which created a tax on mining reserves. Accordingly, the owners of mining concessions located in the Province of Santa Cruz must pay a tax on mining reserves at a rate of 1%, calculated at the end of each year and determined according to the international price of metals at that date. This law was later regulated by the Provincial Government Decree No. 1252/2015 and by the Provincial Tax Authority Disposition No. 084/2015. According to these regulations, the tax applies only on “measured reserves” and certain deductions (related to the production cost) apply. On 13 December 2013, Minera Santa Cruz S.A. filed before the Argentine Supreme Court a legal claim against the tax on mining reserves. Such legal claim challenges the legality of the tax on mining reserves arguing its unconstitutionality on the grounds that it violates the Federal Mining Policy created by national law No. 24.196. Additionally, on 2 November 2015, Minera Santa Cruz S.A. filed a precautionary measure under which it requested the Argentine Supreme Court to order the Province of Santa Cruz not to claim to Minera Santa Cruz S.A. the payment of any amount related to the tax on mining reserves until a final decision on the constitutionality of the tax is rendered. The precautionary measure was granted on 9 December 2015, and the tax was finally revoked by the Province with a new Law No. 3462, on 30 December, 2015, with no tax was paid during 2015 and no tax was accrued for the period in 2015. On 1 March 2016, a document was signed between the Province and MSC in which MSC agreed to drop the lawsuit filed before the Supreme Court and both parties agreed not to claim against each other any amount related to the tax, and this agreement was approved by the Supreme Court of Justice on 12 April, 2016.

As at 31 December 2016, the Company has recorded all the effects related to the final resolution.

28 Export

Export Duties

The Company has had export duty payments since the beginning of its operation. The tax equals 5% over doré and 10% over concentrate.  Export duties related to doré and concentrate were reduced from 5% and 10%, respectively, to 0%, with the Decree No. 160/2015 and 349/2016, on 18 December, 2015 and on 12 February, 2016, respectively.

Export Benefits

On 3 November, 2015 the Decree No. 2229/2015 has resettled the Article No. 1 of Law No. 23.018, Exports Reimbursement. It applies to the exports that the Company performs through Patagonic Ports. On December, 2016 the Decree No. 1199/2016 has repealed the benefit.

29 Investment regime for mining activity

Law No. 24,196, as amended by Law No. 25,429 establishes a regime for mining investments applicable in all provinces in Argentina. In this regard, on October 21, 1993, the Province of Santa Cruz emulated this mining investment regime through Provincial Law No. 2,332.

Those interested in benefitting from this regime must register with the National Mining Secretary.

The main benefits for the mining companies that carry out activities within the framework of this regime are detailed below:

Fiscal stability for a period of thirty years from the date of submission of the Feasibility Study. Fiscal stability for all taxes, to be understood as such all direct taxes and tax contributions that have as taxpayers the companies registered in the register mentioned previously, as well as rights, duties or other import or export charges.

Fiscal stability shall also apply to foreign exchange regimes and tariffs, excluding exchange rate and repayments, refunds and/or repayment of charges in connection with exports.

Tax deduction from income tax balance, from the time of submission of the application for registration authorized by Law No. 24,196, one hundred percent of the amounts invested in exploration expenditures, mineralogical and metallurgical testing, pilot plant and other work to determine the technical and economic feasibility of the projects, subject to treatment as expenses or amortizable investment, appropriate to these in accordance with income tax law.

Optional accelerated depreciation regime for income tax on capital investments made towards the execution of new mining projects and expansion of existing ones.

Minera Santa Cruz S.A.

Notes to the financial statements (continued)

For the year ended 31 December 2016, 2015 and 2014

In this regard, annual tax depreciation shall not exceed, in each fiscal year, the amount of taxable income generated by mining activities, prior to the transfer of the relevant amortization and, if applicable, once tax losses from prior years are computed. The non-computable surplus in a given fiscal year can be attributed to the following years, considering for each the maximum limit mentioned above. The period during which tax depreciation of assets is computed may not exceed the term of their respective useful lives. The existing residual value at the end of the year, in which the expiration of the useful life of assets occurs, may be attributed entirely to the tax balance of that fiscal year, and the above limitation is not applicable in these cases.

Exemption from payment of import duties and any other duty, correlative levy or statistics duty, except other remuneration duties on services, corresponding to the introduction of capital goods, special equipment or component parts of such property and inputs determined by the enforcement authority that are necessary for the execution of the activities covered by this scheme.

Recovery of tax credits arising from acquisitions and imports of goods and services for the purposes of carrying out mining activities such as prospection, exploration, mineralogical studies and applied research that after twelve (12) fiscal years counted from the year in which they were computed, make up the balance of the value added tax.

Deduction of the provision for mine closure and abandonment in the determination of income tax, up to an amount equal to five percent of the operating costs of extraction and processing.

Companies registered in the regime will not see an increase in their total tax burden, considered separately in each relevant jurisdiction upon the filing of said Feasibility Study at the national, provincial and municipal levels, which adhere to Law 24,196.

Due to increases in the total tax burden, the following actions, among others, are mentioned in Law No. 25,429: the creation of new taxes, an increase in the rates, fees or amounts of existing taxes, the modification of the mechanisms or procedures determining the fiscal base for taxes, the repeal of exemptions granted and the elimination of deductions allowed.

Additionally, with regards to interest payments to foreign financial institutions and entities, included in Title V of the Income Tax Law, fiscal stability also applies to the increase in the rates, fees or amounts in effect on the date of the Feasibility Study to the alteration of rates or mechanisms for determining the estimated net gain of Argentine origin, when companies operating under the regime have agreed by contract to take charge of the respective tax.

Fiscal stability does not include: changes in the value of property, when such valuation is the basis for the determination of a tax, the extension of the validity of rules passed for a certain time, which are in effect at the time fiscal stability is obtained; expiration of exemptions, exceptions or other measures adopted for a certain time, and due to the expiry of that period; contributions towards the

Single Social Security System and indirect taxes, including Value Added Tax.

These benefits (except fiscal stability), apply to mining projects of the Company as from 18 April 2002, the date on which the Secretariat of Energy and Mining of the Nation, decided to register the Company in the Register of Mining Investments (Law No. 24,196). Said registration was requested by the Company in October 2001.

On 21 November 2005 the Company submitted the Feasibility Study to the Mining Ministry, from which date it is enjoying the benefits of fiscal stability.

30 Financial risk management

The Company is exposed to a variety of risks and uncertainties which may have a financial impact on the Company and which also impact the achievement of social, economic and environmental objectives. These risks include strategic, commercial, operational, legal and financial risks and are further categorised into risk areas to facilitate consolidated risk reporting across the Company.

The Company has made significant developments in the management of the Company’s risk environment which seeks to identify and, where appropriate, implement the controls to mitigate the impact of the Company’s significant risks.

(a) Commodity price risk

Silver and gold prices have a material impact on the Company’s results of operations. Prices are significantly affected by changes in global economic conditions and related industry cycles. Generally, producers of silver and gold are unable to influence prices directly; therefore, the Company’s profitability is ensured through the control of its cost base and the efficiency of its operations.

Minera Santa Cruz S.A.

Notes to the financial statements (continued)

For the year ended 31 December 2016, 2015 and 2014

The Company has embedded derivatives arising from the sale of concentrate and doré which were provisionally priced at the time the sale was recorded (refer to notes 3 and 16). For these derivatives, the sensitivity of the fair value to an immediate 10% favourable or adverse change in the price of gold and silver (assuming all other variables remain constant), is as follows:

Year	Increase/ decrease price of ounces of:	Effect on profit before tax US$000
2016	Gold +/-10% Silver +/-10%	-/+111 -/+164
2015	Gold +/-10% Silver +/-10%	-/+165 -/+236

(b) Foreign currency risk

The Company produces silver and gold which are typically priced in US dollars. A portion of the Company’s costs are incurred in Argentinian pesos. Accordingly, the Company’s financial results are affected by exchange rate fluctuations between the US dollar and the local currency. The long-term relationship between commodity prices and currencies in the country provides a certain degree of natural protection. The Company does not use derivative instruments to manage its foreign currency risks.

The following table demonstrates the sensitivity of financial assets and liabilities, at the reporting date, denominated in their respective currencies, to a reasonably possible change in the US dollar exchange rate, with all other variables held constant, of the Company’s profit before tax and the Company’s equity:

Year	Increase/decrease in US$/other currencies’ rate	Effect on profit before tax US$000
2016
Argentinian pesos	+/-10%	-/+2,240
2015
Argentinian pesos	+/-10%	-/+1,705

(c) Credit risk

Credit risk arises from debtors’ inability to make payment of their obligations to the Company as they become due (without taking into account the fair value of any guarantee or pledged assets). The Company is primarily exposed to credit risk as a result of commercial activities and non-compliance, by counterparties, in transactions in cash which are primarily limited to cash balances deposited in banks and accounts receivable at the statement of financial position date.

Counterparty credit exposure based on commercial activities, including trade receivables, embedded derivatives and cash balances in banks as at 31 December 2016 and 31 December 2015 is shown as follows:

Summary commercial partners – Trade receivables	As at 31 December 2016 US$000	Credit rating or % collected as at 6 Jun 2017	As at 31 December 2015 US$000	Credit rating or % collected as at 18 May 2016
LS Nikko	10,193	100%	19,035	78%
Trafigura Perú S.A.C (formerly Consorcio Minero S.A.)	5,243	100%	507	100%
Aurubis AG (formerly Nordeutsche Affinerie AG)	2,371	100%	1,415	90%
Republic Metals Corporation	5,128	100%	5,223	100%
Aurubis Bulgaria	2,231	100%	-	-
Argor Heraus S.A.	4,368	100%	4,037	100%
Glencore International AG	-	-	36	100%
Total	29,534		30,253

Minera Santa Cruz S.A.

Notes to the financial statements (continued)

For the year ended 31 December 2016, 2015 and 2014

Summary commercial partners – Embedded derivatives	As at 31 December 2016 US$000	Credit rating or % collected as at 6 Jun 2017	As at 31 December 2015 US$000	Credit rating or % collected as at 18 May 2016
LS Nikko	(312)	100%	(215)	100%
Trafigura Perú S.A.C (formerly Consorcio Minero S.A.)	(38)	100%	(331)	100%
Aurubis AG (formerly Nordeutsche Affinerie AG)	(141)	100%	(37)	100%
Republic Metals Corporation	55	100%	(32)	100%
Argor – Heraeus S.A.	(65)	100%	(9)	100%
Aurubis Bulgaria AG	(196)	100%	-	-
Total	(697)		(624)

Financial counterparties	As at 31 December 2016 US$000	Credit rating(1)	As at 31 December 2015 US$000	Credit rating(1)
Citibank	1,005	A-	9,290	AAA
ICBC	1,519	AAA	-	-
BBVA	-	-	1,264	BBB
Total	2,524		10,554

(1)The long-term credit rating.

To manage the credit risk associated with commercial activities, the Company took the following steps:

•	Active use of prepayment/advance clauses in sales contracts;
•	Delaying delivery of title and/or requiring advance payments to reduce exposure timeframe (potential delay in sales recognition);
•	Obtaining parent guarantees or contracting directly with parent company to shore up the credit profile of the customer (where possible); and
•	Maintaining as diversified a portfolio of clients as possible.

To manage credit risk associated with cash balances deposited in banks, the Company took the following steps:

•	Increasing banking relationships with large, established and well-capitalised institutions in order to secure access to credit and to diversify credit risk;
•	Limiting exposure to financial counterparties according to Board approved limits; and
•	Investing cash in short-term, highly liquid and low risk instruments (money market accounts, term deposits, US Treasuries).

Receivable balances are monitored on an ongoing basis with the result that the Company’s exposure to bad debts has not been significant. The maximum exposure is the carrying amount as disclosed in note 14.

(d) Liquidity risk

Liquidity risk arises from the Company’s inability to obtain the funds it requires to comply with its commitments, including the inability to sell a financial asset quickly enough and at a price close to its fair value. Management constantly monitors the Company’s level of short- and medium-term liquidity, and its access to credit lines, in order to ensure appropriate financing is available for its operations. In 2016 the Company maintained uncommitted short-term bank lines for approximately US$48,900.

Minera Santa Cruz S.A.

Notes to the financial statements (continued)

For the year ended 31 December 2016, 2015 and 2014

The table below categorises the undiscounted cash flows of Company’s financial liabilities into relevant maturity groupings based on the remaining period as at the statement of financial position to the contractual maturity date. Interest cash flows have been calculated using the spot rate at year end.

		US$000
	Less than 1 year US$000	Between 1 and 2 years US$000	Between 2 and 5 years US$000	Over 5 years US$000	Total US$000
At 31 December 2016
Trade and other payables	54,665	355	-	-	55,020
Embedded derivative liability	697	-	-	-	697
Borrowings	2,524	-	-	-	2,524
Provisions	-	271	2,746	22,960	25,977
Total	57,886	626	2,746	22,960	84,218
At 31 December 2015
Trade and other payables	33,230	56	-	-	33,286
Embedded derivative liability	624	-	-	-	624
Borrowings	10,554	-	-	-	10,554
Provisions	-	223	2,359	28,252	30,834
Total	44,408	279	2,359	28,252	75,298

(e) Fair value hierarchy

The Company uses the following hierarchy for determining and disclosing the fair value of financial instruments by valuation technique:

•	Level 1 - quoted (unadjusted) prices in active markets for identical assets or liabilities.
•	Level 2 - other techniques for which all inputs which have a significant effect on the recorded fair value are observable, either directly or indirectly.
•	Level 3 - techniques which use inputs which have a significant effect on the recorded fair value that are not based on observable market data.

As at 31 December 2016 and 2015, the Company held the following financial instruments measured at fair value:

Liabilities measured at fair value	31 December 2016 US$000	Level 1 US$000	Level 2 US$000	Level 3 US$000
Embedded derivatives (Note 16)	(697)	-	-	(697)

Liabilities measured at fair value	31 December 2015 US$000	Level 1 US$000	Level 2 US$000	Level 3 US$000
Embedded derivatives (Note 16)	(624)	-	-	(624)

During the period ending 31 December 2016 and 2015, there were no transfers between these levels.

The reconciliation of the financial instruments categorised as level 3 is as follows:

Embedded derivatives liabilities US$000
Balance at 1 January 2015	(985)
Gain from the period recognised in revenue	361
Balance at 31 December 2015	(624)
Loss from the period recognised in revenue	(73)
Balance at 31 December 2016	(697)

Minera Santa Cruz S.A.

Notes to the financial statements (continued)

For the year ended 31 December 2016, 2015 and 2014

(f) Capital risk management

The Company’s objectives when managing capital are to safeguard the Company’s ability to continue as a going concern in order to provide returns for shareholders, benefits for other stakeholders, and to maintain an optimal capital structure to reduce the cost of capital. Management considers as part of its capital, the financial sources of funding from shareholders and third parties. During 2016 management decided to decrease its short term debt. In addition, management reserves the right to use short-term pre-shipment financing (financing of commercial accounts receivables and finished goods inventory).

31 Impairment of Non-financial assets

The Company evaluates annually each asset or CGU at December 31, to determine whether there are any indicators of impairment. As at December 31, 2016 no indicators of impairment were identified.

In 2015, the Company identified impairment indicators. Consequently, an impairment test was estimated, consistent with IAS 36.

The calculation of fair value less cost of disposal is most sensitive to the following assumptions:

•

Commodity prices – Commodity prices of gold and silver were based on prices considered in the Company’s 2016 forecast and external market consensus forecasts. The prices considered in the 2015 impairment tests were:

Year	2016	2017	2018	2019	2020	2021	2022	2023-2026
2015 – Gold – US$/oz.	1,175.0	1,200.0	1,213.0	1,240.0	1,223.5	1,223.5	1,223.5	1,223.5
2015 – Silver – US$/oz.	16.3	17.0	18.0	18.5	17.6	17.6	17.6	17.6

•	Estimation of reserves and resources – Reserves and resources are based on management’s estimates using appropriate exploration and evaluation techniques;
•	Production volumes and grades – Tonnage produced was estimated at plant capacity with 10 days of maintenance per year and 15 days of plant stoppage due to vacations;
•	Capital expenditure – The cash flows for each mining unit include capital expenditures to maintain the mine and to convert resources to reserves;
•	Operating costs – Costs are based on historical information from previous years and current mining conditions;
•

Discount rates – The cash flows are discounted at real pre-tax rates that reflect the current market assessments of the time value of money and the risks specific to the cash-generating unit. These rates are based on the weighted average cost of capital. The pre-tax discount rate used in the 2015 impairment test was 21.73%.

Cash flows used for impairment tests were based on the annual 2016 forecast. The starting point was January 2016. Individual cash flows are based on the annual 2016 forecast and an estimated set of reserves and resources as of December 2015 provided by the Exploration and Operations teams. In addition, in respect of subsequent years, the Company makes the necessary conservative adjustments to accurately reflect the nature of each operation. In the case of revenue, production figures were estimated assuming reserve grade (after extracted tonnage) and full capacity. In the case of operating expenses, all figures are based on the 2015 forecast. Future capital expenditure is based on the 2016 forecast, excluding one-off expenses and considering the Operations team’s view of developments and infrastructure, according to the estimated set of reserves and resources.

The period approved by management to project the cash flows was 10 years.

32 Subsequent Events

The Company has evaluated subsequent events through June 6, 2017.

In February 2017  the Company declared dividends for USD$5,141, which were paid in March 2017.